Exhibit 99.1
For immediate release
For more information, contact:
Media, Janice Aston White, 713-307-8780
Investors, Rusty Fisher, 713-307-8770
Endeavour announces
2006 third quarter results
Houston, TX — November 6, 2006 — Endeavour International Corporation (AMEX:END) today reported 2006 third quarter income of $15.3 million or $0.16 per diluted share as compared to a loss of $14.5 million or $0.19 per diluted share in the same quarter in 2005. Net income for the third quarter of 2006 includes unrealized gains on commodity derivative instruments of $20.5 million. Revenues for third quarter 2006 were $6.7 million as compared to $10.9 million during the same period in 2005. Production for the quarter was 125,000 barrels of oil equivalent (BOE) at an average realized price of $54.02 per BOE. This compares to production of 199,000 BOE at an average realized price of $54.63 per BOE for the same period in 2005.
“Endeavour has been transformed into a balanced exploration and production company with a solid platform for growth,” said William L. Transier, chairman, chief executive officer and president. “With our expanded base of production, we now have the cash flow to accelerate our exploration and development activities.”
Significant events for the second half of the year include:
•	Acquisition of first producing assets in the United Kingdom — On November 1, 2006, Endeavour completed its acquisition of interests in eight fields in the North Sea that averaged daily production of approximately 8,800 barrels of oil equivalent during the first half of the year.

•	Resumption of exploration drilling campaign — Two exploratory wells are currently drilling in the UK sector of the North Sea. The Columbus exploratory prospect in Block 23/16f began drilling on October 28, 2006. Endeavour holds a 25 percent working interest and serves as operator of the well that will test a Palaeocene-age geologic target. The company also has agreed to acquire a 10 percent working interest in the Bacchus prospect that is currently drilling in the northern part of Block 22/6a. The prospect will test the commercial potential of a discovery well that was drilled in 2005 and flowed oil from an Upper Jurassic sandstone. In addition, Endeavour has an option to purchase a 10 percent working interesting in the Howgate prospect in Block 9/4 in the event of a discovery. The Howgate well is expected to begin drilling in December 2006 utilizing a rig currently contracted to Endeavour for drilling the Columbus prospect. The well will target an Upper Jurassic sandstone located updip of a previously drilled well that encountered hydrocarbons.

•	Continued development of the Enoch field with first oil expected to flow in the first quarter — Drilling operations have been successfully completed for the single, extended-reach horizontal producing well in the Enoch field. Sub-sea tie-back operations and final facilities installations are in progress with first production expected in the first quarter of 2007. Endeavour holds an eight percent working interest in this field.

•	Completion of agreement for exploration activities in Outer Moray Firth region — Endeavour has entered into an agreement pursuant to which Nexen Petroleum U.K. Limited, a subsidiary of Nexen Inc., will take a 50 percent working interest in Block 15/12a in return for funding a mutually agreed one-year exploratory work program and serving as operator of the block. Nexen U.K. also has the option subsequently to utilize one of its rig commitments to drill a well on the block.

•	Participation in the 24th UK Seaward Licensing Round — For the third year, Endeavour was active and submitted applications in the annual offshore licensing round held by the Department of Trade and Industry (DTI). The volume of applications and the number of new entrants into the round have delayed the announcement of the awards previously expected in September. The DTI is expected to announce the awards later this month. The round included 80 previously licensed blocks that were inactive and released through the government’s fallow acreage initiative.

•	Participation in the Norwegian APA 2006 Licensing Round — Endeavour submitted applications again for the offshore licensing round conducted by the Norwegian Ministry of Petroleum and Energy (MPE). Industry participation was very high and awards normally made in December have been delayed by the MPE to early 2007.
Earnings Conference Call Tomorrow, Tuesday, November 7, 2006 at 9:00 A.M. CST (10:00 A.M. EST)
Endeavour will host an analyst conference call and web cast tomorrow to discuss 2006 third quarter results and update operational plans for the rest of the year at 10:00 a.m. Eastern Standard Time. To participate and ask questions during the conference call, dial 1-800-817-2743 (U.S., toll-free) or 913-981-4915 (international), pass code: 8929412. To listen only to the live audio web cast via the Internet access Endeavour’s internet home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Eastern Standard Time on November 7 through 12:00 p.m. Eastern Standard Time November 14, by dialing toll free 1-888-203-1112 (U.S., toll-free) or 719-457-0820 (international), pass code: 8929412.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2006	2005	2006	2005

Revenues	$6,726	$10,852	$22,847	$27,645

Cost of Operations:
Operating expenses	2,556	2,569	7,712	7,943
Depreciation, depletion and amortization	3,374	2,399	7,901	6,860
Impairment of oil and gas properties	—	9,394	849	9,394
Equity loss from entities with oil and gas properties	—	—	—	79
General and administrative	5,447	5,730	16,196	14,255

Total Expenses	11,377	20,092	32,658	38,531

Loss From Operations	(4,651)	(9,240)	(9,811)	(10,886)

Other (Income) Expense:
Interest income	(435)	(770)	(1,604)	(1,714)
Interest expense	1,041	1,150	3,384	3,115
Gain on sale of oil and gas interests	—	(22)	—	(14,966)
Unrealized gain on derivative instruments	(20,453)	—	(17,151)	—
Other (income) expense	(621)	(26)	158	(687)

Total Other (Income) Expense	(20,468)	332	(15,213)	(14,252)

Income (Loss) Before Minority Interest	15,817	(9,572)	5,402	3,366
Minority Interest	—	—	—	(470)

Income (Loss) Before Income Taxes	15,817	(9,572)	5,402	2,896
Income Tax Expense	553	4,850	7,386	8,714

Net Income (Loss)	15,264	(14,422)	(1,984)	(5,818)
Preferred Stock Dividends	(39)	(39)	(118)	(118)

Net Income (Loss) to Common Stockholders	$15,225	$(14,461)	$(2,102)	$(5,936)

Net Income (Loss) Per Common Share:
Basic	$0.19	$(0.19)	$(0.03)	$(0.08)

Diluted	$0.16	$(0.19)	$(0.03)	$(0.08)

Weighted Average Number of Common Shares Outstanding:
Basic	80,647	74,656	79,722	74,084

Diluted	97,033	74,656	79,722	74,084

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	September 30,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$32,543	$76,127
Accounts receivable	3,804	4,876
Prepaid expenses and other current assets	33,396	8,070

Total Current Assets	69,743	89,073

Property and Equipment, Net	94,706	59,084
Goodwill	27,795	27,795
Other Assets	17,658	11,014

Total Assets	$209,902	$186,966

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$10,619	$18,194
Accrued expenses and other	29,834	21,240

Total Current Liabilities	40,453	39,434

Long-Term Debt	81,250	81,250
Deferred Taxes	22,045	19,185
Other Liabilities	7,428	6,753

Total Liabilities	151,176	146,622

Stockholders’ Equity	58,726	40,344

Total Liabilities and Stockholders’ Equity	$209,902	$186,966

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Nine Months Ended
	September 30,

	2006	2005

Cash Flows from Operating Activities:
Net loss	$(1,984)	$(5,818)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	7,901	6,860
Impairment of oil and gas properties	849	9,394
Deferred tax expense	2,016	3,275
Unrealized gain on derivative instruments	(17,151)	—
Amortization of non-cash compensation	9,179	5,131
Fair market value adjustment of stock options	—	287
Gain on sale of oil and gas interests	—	(14,966)
Other	503	1,011
Changes in assets and liabilities	(10,710)	8,804

Net Cash Provided by (Used in) Operating Activities	(9,397)	13,978

Cash Flows From Investing Activities:
Capital expenditures	(30,520)	(22,648)
Acquisitions, net of cash acquired	(11,637)	(1,437)
Proceeds from sale of assets	—	19,465
Other investing	3,650	(2,454)

Net Cash Used in Investing Activities	(38,507)	(7,074)

Cash Flows From Financing Activities:
Net proceeds from borrowings	—	77,244
Proceeds from warrant and stock option exercises	3,210	1,518
Financing costs paid	—	(3,648)
Other financing	—	(95)

Net Cash Provided by Financing Activities	3,210	75,019

Net Increase (Decrease) in Cash and Cash Equivalents	(44,694)	81,923
Effect of Foreign Currency Changes on Cash	1,110	(1,777)
Cash and Cash Equivalents, Beginning of Period	76,127	8,975

Cash and Cash Equivalents, End of Period	$32,543	$89,121